Exhibit 99.1

News Release General Inquiries: (713) 783-8000 www.sanchezenergycorp.com

Sanchez Energy Announces Third Quarter 2018

Financial Results and Operations Update

HOUSTON--(GLOBE NEWSWIRE)— Nov. 1, 2018--Sanchez Energy Corporation (NYSE: SN) today announced financial and operating results for third quarter 2018.  Highlights include:

•Production of 7.0 million barrels of oil equivalent (“MMBoe”), or 75,750 barrels of oil equivalent per day (“Boe/d”);

•October 2018 production exceeded 80,000 Boe/d, as a focus on drilling the Lower Eagle Ford formation at Comanche, implementation of operational initiatives aimed at improving production results and continued drilling success at Catarina combined to yield production recovery and gains over the third quarter 2018;

•Revenues of approximately $277.7 million, a 50 percent increase compared to third quarter 2017;

•Net income of $5.6 million, which includes a non-cash mark-to-market hedging gain of $3.5 million, compared to net income of $35.8 million for third quarter 2017;

•Adjusted EBITDAX (a non-GAAP financial measure) of approximately $123.9 million, which includes $31.8 million in realized hedging losses and represents an increase of 25 percent compared to third quarter 2017;

•At Catarina, the company brought 16 wells online during third quarter 2018 with several of those wells reaching peak production in early October 2018, resulting in a production rate of approximately 48,900 Boe/d during the month of October 2018; and

•Drilling activity, which currently consists of four rigs and three completions crews, is expected to decrease to three rigs by the middle of fourth quarter 2018 as the company reduces capital spending levels.

MANAGEMENT COMMENTS

“After fighting to offset production declines throughout the first half of 2018, I am pleased to report the company began to see the positive impact of recent operational initiatives toward the end of third quarter 2018,” said Tony Sanchez, III, President and Chief Executive Officer of Sanchez Energy.  “We knew the efforts undertaken to manage the declines earlier this year – reverting to a more conservative choke strategy, implementing a completions optimization strategy and increasing artificial lift conversion and workover activity – would take time to stabilize and ultimately improve our production performance.  We are now seeing the impact of these improvements in the operational results, with production averaging over 80,000 Boe/d for the month of October 2018 despite weather-related issues that negatively impacted Comanche production by approximately 3,000 Boe/d in mid-September through the first week of October.  At Catarina, the company’s strong production results continued during the third quarter, with production further increasing to approximately 48,900 Boe/d during October 2018 as several wells reached peak production rates.

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“Along with the improving well results at Comanche and strong production results from Catarina, workover activity increased during third quarter 2018 by approximately 30 percent compared to second quarter 2018.  The number of wells that were placed on artificial lift also doubled over that same time period.

“With the company’s production declines stabilizing and a shift in capital spending toward core areas well underway, the company’s capital efficiency has greatly improved.  After peaking at eight rigs and four completion crews in May 2018, drilling activity has been reduced to four rigs and three completion crews.  We expect to release one more rig by year-end 2018, resulting in an expected capital run rate of approximately $350 million heading into 2019.  As we develop the capital plan for next year, we anticipate our better performing Catarina drilling locations will continue to be prioritized over the company’s other assets.

“Notably, during the first three quarters of this year, our operating cash flow was negatively impacted by approximately $78 million in realized hedging losses stemming primarily from the settlement of oil hedges executed in a ~$50 per barrel (“Bbl”) price environment.  A significant portion of these hedges expire at year-end 2018 and several of the company’s legacy oil marketing contracts expired during the second and third quarters of 2018.   Accordingly, we anticipate that current marketing alternatives, combined with a larger portion of production settling at market prices, will result in better oil price realizations and higher operating margins in 2019.

“Throughout 2018, we have undertaken a number of initiatives to increase the efficiency of the company’s operations and incorporate what we have learned about the large Comanche asset.  While the impact of some of these improvements is visible through higher production, it may take months, and perhaps several quarters, before the impact will be fully evident in our financial results.  In the upcoming quarters, we look forward to discussing in greater detail the proactive measures underway to continuously improve operations, production and financial performance.”

OPERATIONS UPDATE

Production during third quarter 2018 was 7.0 MMBoe, or 75,750 Boe/d.  Third quarter 2018 production results were negatively impacted by a high level of rainfall in South Texas, which resulted in approximately 3,000 net Boe/d of shut-in production at Comanche starting in mid-September 2018 and lasting through the first week of October 2018.

The company drilled 41 gross (22 net) wells, completed 59 gross (31 net) wells and brought 55 gross wells online (36 at Comanche, 16 at Catarina and three at Maverick).

At Comanche, completions activity was predominately split between Area 3 and Area 5.  The company brought a total of 36 gross wells online, all of which targeted the Lower Eagle Ford A or B formations.  The company also tested a more cost-effective completion design in the Briscoe Catarina West area.  So far, production results from this test are in-line with a larger completion design used on an adjacent pad.  The company plans to improve well economics by utilizing more cost-effective completion designs on future wells.

At Catarina, the company brought 16 wells online during the quarter, six of which were located in South Central Catarina and 10 of which were located in Western Catarina.  Notably, seven wells brought online along the southern border of Western Catarina have shown positive results, improving the company’s confidence in the surrounding undrilled acreage.

At Maverick, three wells were brought online, completing the 2018 development program for the asset.

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As of Sept. 30, 2018, the company had 2,341 gross (908 net) producing wells with 47 gross wells in various stages of completion, as detailed in the following table:

Project Area	Gross Producing Wells	Gross Wells Awaiting/Undergoing Completion
Catarina	441	10
Comanche	1,701	33
Maverick	66	—
Palmetto	86	4
TMS / Other	47	—
Total	2,341	47

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PRODUCTION VOLUMES, REVENUES, AVERAGE SALES PRICES AND OPERATING COSTS

The company’s production mix during third quarter 2018 consisted of approximately 33 percent oil, 35 percent natural gas liquids (“NGLs”) and 32 percent natural gas.  By asset area, Catarina, Comanche, Maverick and Palmetto/Tuscaloosa Marine Shale (“TMS”)/Other comprised approximately 54 percent, 40 percent, five percent and one percent, respectively, of the company’s third quarter 2018 production volumes.

Total revenue during third quarter 2018 was $277.7 million, a 50 percent increase compared to third quarter 2017.  Included in total revenue was $270.7 million in revenue from the sale of oil, natural gas and NGLs and $7.0 million from marketing activities.  Adjusted Revenue for third quarter 2018, a non-GAAP financial measure that includes $31.8 million in realized hedging losses, was $245.9 million, approximately 26 percent higher when compared to third quarter 2017.

Commodity price realizations during third quarter 2018, including the impact of settlements during the quarter on commodity derivatives used for hedging, were $55.19 per Bbl of oil, $28.30 per Bbl of NGLs, and $3.19 per thousand cubic feet (“Mcf”) of natural gas.

Production, average sales prices, and operating costs and expenses per barrel of oil equivalent (“Boe”) for third quarter 2018 are summarized in the following table:

	Three Months Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2018	2017	2018	2017
Net Production:
Oil (MBbl)	2,300	2,033	7,198	5,657
Natural gas liquids (MBbl)	2,473	2,289	7,363	5,790
Natural gas (MMcf)	13,174	14,795	41,373	40,065
Total oil equivalent (MBoe)(1)	6,969	6,788	21,457	18,125
Average Sales Price Excluding Derivatives(2):
Oil ($ per Bbl)	$70.11	$45.02	$65.74	$45.24
Natural gas liquids ($ per Bbl)	28.30	21.38	23.88	19.50
Natural gas ($ per Mcf)	3.00	3.00	2.96	3.13
Oil equivalent ($ per Boe)	$38.84	$27.22	$35.95	$27.27
Average Sales Price Including Derivatives(3):
Oil ($ per Bbl)	$55.19	$49.18	$53.75	$48.14
Natural gas liquids ($ per Bbl)	28.30	21.38	23.88	19.50
Natural gas ($ per Mcf)	3.19	3.14	3.16	3.09
Oil equivalent ($ per Boe)	$34.29	$28.77	$32.32	$28.09
Average unit costs per Boe:
Oil and natural gas production expenses(4)	$10.85	$10.29	$10.49	$9.40
Production and ad valorem taxes	$2.18	$1.67	$2.00	$1.47
Depreciation, depletion, amortization and accretion	$9.75	$6.99	$8.83	$6.33
Impairment of oil and natural gas properties	$0.45	$0.11	$0.20	$0.14

(1)

Includes production associated with SN EF UnSub, LP ("UnSub") of approximately 2,027 MBoe and 2,504 MBoe for the three months ended Sept. 30, 2018 and 2017, respectively, and 6,843 MBoe and 5,910 MBoe for the nine months ended Sept. 30, 2018 and seven months ended Sept. 30, 2017, respectively.

(2)	Excludes the impact of derivative instrument settlements.
(3)	Includes the impact of derivative instrument settlements.
(4)

Includes a $5.9 million non-cash gain for the three months ended Sept. 30, 2018 and 2017, and a $17.8 million non-cash gain for the nine months ended Sept. 30, 2018 and 2017 from the amortization of the deferred gain on Western Catarina Midstream divestiture.

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CAPITAL EXPENDITURES

Capital expenditures incurred during third quarter 2018 totaled approximately $155 million, which were allocated approximately 99 percent to drilling, completion, and infrastructure, with the remainder to leasing and other activities.

FINANCIAL RESULTS

The company reported net income of $5.6 million for third quarter 2018, which includes a non-cash mark-to-market hedging gain of $3.5 million and $31.8 million in realized hedging losses resulting from settlement of commodity derivatives during the quarter.  This compares to the company’s reported net income of $35.8 million for third quarter 2017.  The company’s Adjusted Loss attributable to common stockholders (a non-GAAP financial measure) for third quarter 2018 was $12.7 million.

The company’s third quarter 2018 Adjusted EBITDAX (a non-GAAP financial measure) of approximately $123.9 million was 25 percent higher when compared to third quarter 2017 Adjusted EBITDAX of $98.9 million.

A reconciliation of non-GAAP financial measures to their related GAAP measures is provided in the tables of this release.

GENERAL AND ADMINISTRATIVE EXPENSE

The company reported general and administrative (“G&A”) expenses of $21.3 million in third quarter 2018, which includes a benefit of $1.4 million related to the valuation of non-cash restricted stock and a benefit of $2.7 million associated with a change in the value of phantom units, which periodically vest in accordance with the terms of the company’s stock-based compensation plan.  Excluding these items, “Base G&A expense” (a non-GAAP financial measure defined as G&A expenses less non-recurring and non-cash items described above) during the third quarter 2018 was approximately $25.4 million.

A reconciliation of Base G&A expense to its related GAAP measure is provided in the tables of this release.

HEDGING UPDATE

On a consolidated basis, the company has hedged approximately 21,900 Bbls per day of its fourth quarter 2018 oil production and 189,100 million British thermal units (“MMBtu”) per day of its fourth quarter 2018 natural gas production, and approximately 10,600 Bbls per day of its 2019 oil production and 48,300 MMBtu per day of its 2019 natural gas production.  Additional information on the company’s hedge positions can be found in the Sanchez Energy Investor Presentation posted at www.sanchezenergycorp.com.

LIQUIDITY AND CREDIT FACILITIES

As of Sept. 30, 2018, the company had liquidity of approximately $606.2 million, which consisted of $368.7 million in cash and cash equivalents, $237.5 million of combined borrowing capacity under two credit facilities, consisting of the $25 million parent-level credit facility, which was undrawn, and the UnSub revolving credit facility, which had a borrowing base and commitment amount of $380 million and $212.5 million of available borrowing capacity.  The company repaid $2.5 million of principal on the UnSub revolving credit facility in October 2018.

SHARE COUNT

As of Sept. 30, 2018, the company had approximately 87.5 million common shares outstanding.  Assuming all Series A Convertible Perpetual Preferred Stock and Series B Convertible Perpetual Preferred Stock were converted, total outstanding common shares as of Sept. 30, 2018, would have been approximately 100 million.  For the three months ended Sept. 30, 2018, the weighted average number of unrestricted common shares used to calculate net loss attributable to common stockholders, basic and diluted, which are determined in accordance with GAAP, was 82.1 million.

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CONFERENCE CALL

Sanchez Energy will host a conference call for investors on Thursday, Nov. 1, 2018, at 10 a.m. Central Time (11 a.m. Eastern Time). Interested investors can listen to the call via webcast, both live and rebroadcast, at:

https://edge.media-server.com/m6/p/rdme7vy9

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation (NYSE: SN) is an independent exploration and production company focused on the acquisition and development of U.S. onshore unconventional oil and natural gas resources, with a current focus on the Eagle Ford Shale in South Texas.  For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com.

FORWARD LOOKING STATEMENTS

This press release contains, and our officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Sanchez Energy expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements relating to future financial and operating results and returns, our strategy and plans, including future drilling plans and economic drilling zones, our ability to increase reserves and production and generate income or cash flows, our ability to keep well costs down, the benefits related to the Comanche transaction and the company’s anticipated ability to fund capital expenditures or reduce its leverage.  These statements are based on certain assumptions made by the company based on management's experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management.  When used in this press release, the words "will," "potential," "believe," "estimate," "intend," "expect," "may," "should," "anticipate," "could," "plan," "predict," "project," “budget,” “forecast,” “guidance,” "profile," "model," "strategy," "future," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Sanchez Energy, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including, but not limited to the failure to successfully execute our business and financial strategies, the failure of acquired assets, including the Comanche assets, and our joint ventures (including our partnership with affiliates of the Blackstone Group, L.P.) to perform as anticipated, the inability to successfully integrate the various assets acquired by us into our operations, fully identify potential problems with respect to such properties and accurately estimate reserves, production and costs with respect to such properties, the failure to continue to produce oil and gas at historical rates, the costs of operations, delays, and any other difficulties related to producing oil or gas, the price of oil or gas, the failure to realize benefits from our transactions with Sanchez Midstream Partners LP, the marketing and sales of produced oil and gas, the estimates made in evaluating reserves, competition, general economic conditions and the ability to manage our growth, our expectations regarding our future liquidity, leverage or production, our expectations regarding the results of our efforts to improve the efficiency of our operations to reduce our costs, disruptions due to extreme weather conditions, such as extreme rainfall, hurricanes or tornadoes and other factors described in Sanchez Energy's most recent Annual Report on Form 10-K and any updates to those risk factors set forth in Sanchez Energy's Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Further information on such assumptions, risks and uncertainties is available in Sanchez Energy's filings with the U.S. Securities and Exchange Commission (the "SEC").  Sanchez Energy's filings with the SEC are available on our website at www.sanchezenergycorp.com and on the SEC's website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events anticipated by Sanchez Energy's forward-looking statements may not occur, and, if any of such events do occur, Sanchez Energy may not have correctly anticipated the timing of their occurrence or the extent of their impact on its actual results.  Accordingly, you should not place any undue reliance on any of Sanchez Energy's forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made, and Sanchez Energy undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

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SANCHEZ ENERGY CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS DATA (unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September, 30		September, 30
	2018	2017*	2018	2017*
REVENUES:
Oil sales	$161,243	$91,541	$473,178	$255,913
Natural gas liquid sales	69,995	48,949	175,833	112,922
Natural gas sales	39,460	44,316	122,330	125,518
Sales and marketing revenues	7,012	—	16,910	—
Total revenues	277,710	184,806	788,251	494,353
OPERATING COSTS AND EXPENSES:
Oil and natural gas production expenses	75,594	69,829	225,186	170,448
Exploration expenses	2,698	957	3,247	5,755
Sales and marketing expenses	7,239	—	16,498	—
Production and ad valorem taxes	15,221	11,346	42,898	26,669
Depreciation, depletion, amortization and accretion	67,944	47,431	189,515	114,706
Impairment of oil and natural gas properties	3,117	740	4,259	2,556
General and administrative expenses (1)	21,312	14,665	73,199	111,843
Total operating costs and expenses	193,125	144,968	554,802	431,977
Operating income	84,585	39,838	233,449	62,376
Other income (expense):
Interest income	1,130	163	3,400	670
Other income (expense)	(7,677)	1,537	2,467	5,455
Gain on sale of oil and natural gas properties	—	71,589	1,528	81,955
Interest expense	(44,154)	(35,686)	(132,664)	(104,672)
Earnings from equity investments	—	102	—	779
Net gains (losses) on commodity derivatives	(28,286)	(41,719)	(142,384)	56,777
Total other income (expense)	(78,987)	(4,014)	(267,653)	40,964
Income (loss) before income taxes	5,598	35,824	(34,204)	103,340
Income tax benefit	—	—	—	1,208
Net income (loss)	5,598	35,824	(34,204)	104,548
Less:
Preferred stock dividends	(3,987)	(3,988)	(11,961)	(11,962)
Preferred unit dividends and distributions	(12,500)	(8,347)	(34,908)	(35,762)
Preferred unit amortization	(6,458)	(5,517)	(18,577)	(12,509)
Net income allocable to participating securities (2)(3)	—	(1,230)	—	(3,221)
Net income (loss) attributable to common stockholders	$(17,347)	$16,742	$(99,650)	$41,094

Net income (loss) per common share - basic	$(0.21)	$0.22	$(1.22)	$0.55
Weighted average number of shares used to calculate net income attributable to common stockholders - basic	82,073	77,453	81,597	74,531
Net income (loss) per common share - diluted	$(0.21)	$0.22	$(1.22)	$0.55
Weighted average number of shares used to calculate net income attributable to common stockholders - diluted (4)(5)(6)	82,073	77,553	81,597	74,631

(1)

Inclusive of non-cash stock-based compensation benefit of $1.4 million and expense of $0.9 million for the three months ended September 30, 2018 and 2017, respectively and expense of $2.9 million and $17.3 million for the nine months ended September 30, 2018 and 2017, respectively.

(2)	The company’s restricted shares of common stock are participating securities.
(3)

For the three and nine months ended September 30, 2018, no losses were allocated to participating restricted stock because such securities do not have a contractual obligation to share in the company’s losses.

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(4)

The three months ended September 30, 2017 excludes 694,793 shares of weighted average restricted stock and 12,520,179 shares of common stock resulting from an assumed conversion of the company's Series A Preferred Stock and Series B Preferred Stock from the calculation of the denominator for diluted loss per common share as these shares were anti-dilutive.

(5)

The three and nine months ended September 30, 2018 excludes 1,840,007 and 2,591,553 shares, respectively, of weighted average restricted stock and 12,520,179 shares of common stock resulting from an assumed conversion of the company's Series A Preferred Stock and Series B Preferred Stock from the calculation of the denominator for diluted loss per common share as these shares were anti-dilutive.

(6)

The nine months ended September 30, 2017 excludes 1,101,020 shares of weighted average restricted stock and 12,520,179 shares of common stock resulting from an assumed conversion of the company's Series A Preferred Stock and Series B Preferred Stock from the calculation of the denominator for diluted loss per common share as these shares were anti-dilutive.

* Financial information for 2017 has been recast to reflect retrospective application of the successful efforts method of accounting.

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SANCHEZ ENERGY CORPORATION

CONSOLIDATED BALANCE SHEET (unaudited)

(in thousands, except per share amounts)

	September 30,	December 31,
	2018	2017

Current assets:
Cash and cash equivalents	$368,672	$184,434
Oil and natural gas receivables	98,064	101,396
Joint interest billings receivables	19,268	22,569
Accounts receivable - related entities	7,856	4,491
Fair value of derivative instruments	1,584	16,430
Other current assets	17,493	21,478
Total current assets	512,937	350,798
Oil and natural gas properties, on the basis of successful efforts accounting:
Proved oil and natural gas properties	3,597,896	3,130,407
Unproved oil and natural gas properties	407,485	398,605
Total oil and natural gas properties	4,005,381	3,529,012
Less: Accumulated depreciation, depletion, amortization and impairment	(1,684,659)	(1,501,553)
Total oil and natural gas properties, net	2,320,722	2,027,459

Other assets:
Fair value of derivative instruments	8,489	1,428
Investments (Investment in SNMP measured at fair value of $16.1 million and $25.2 million as of September 30, 2018 and December 31, 2017, respectively)	35,101	38,462
Other assets	54,529	52,488
Total assets	$2,931,778	$2,470,635
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,867	$14,994
Other payables	98,929	81,970
Accrued liabilities:
Capital expenditures	109,992	85,340
Other	96,987	84,794
Fair value of derivative instruments	103,760	56,190
Short term debt	23,996	23,996
Other current liabilities	107,523	115,244
Total current liabilities	550,054	462,528
Long term debt, net of premium, discount and debt issuance costs	2,368,252	1,930,683
Asset retirement obligations	39,985	36,098
Fair value of derivative instruments	25,509	17,474
Other liabilities	28,009	65,480
Total liabilities	3,011,809	2,512,263
Commitments and contingencies
Mezzanine equity:
Preferred units ($1,000 liquidation preference, 500,000 units authorized, issued and outstanding as of September 30, 2018 and December 31, 2017, respectively)	458,589	427,512
Stockholders' equity:
Preferred stock ($0.01 par value, 15,000,000 shares authorized; 1,838,985 shares issued and outstanding as of September 30, 2018 and December 31, 2017 of 4.875% Convertible Perpetual Preferred Stock, Series A; 3,527,830 shares issued and outstanding as of September 30, 2018 and December 31, 2017 of 6.500% Convertible Perpetual Preferred Stock, Series B)	53	53
Common stock ($0.01 par value, 300,000,000 shares authorized; 87,529,787 and 83,984,827 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively)	883	845
Additional paid-in capital	1,369,511	1,362,118
Accumulated deficit	(1,909,067)	(1,832,156)
Total stockholders' deficit	(538,620)	(469,140)
Total liabilities and stockholders' deficit	$2,931,778	$2,470,635

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SANCHEZ ENERGY CORPORATION

Non-GAAP Reconciliation – Adjusted EBITDAX

Adjusted EBITDAX is a non GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. It is also used to assess our ability to incur and service debt and fund capital expenditures.  Our Adjusted EBITDAX should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDAX may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDAX in the same manner.  The following table presents a reconciliation of our net loss to Adjusted EBITDAX (in thousands).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017*	2018	2017*

Net income (loss)	$5,598	$35,824	$(34,204)	$104,548
Adjusted by:
Interest expense	44,154	35,686	132,664	104,672
Net (gains) losses on commodity derivative contracts	28,286	41,719	142,384	(56,777)
Net settlements received (paid) on commodity derivative contracts	(31,784)	10,527	(77,855)	14,800
Exploration expense	2,698	957	3,247	5,755
Depreciation, depletion, amortization and accretion	67,944	47,431	189,515	114,706
Impairment of oil and natural gas properties	3,117	740	4,259	2,556
Non-cash stock-based compensation (benefit) expense	(1,399)	911	2,878	17,337
Acquisition and divestiture costs included in general and administrative	—	1,771	744	28,693
Income tax benefit	—	—	—	(1,208)
Gains on sale of oil and natural gas properties	—	(71,589)	(1,528)	(81,955)
(Gains) losses on other derivatives	736	(1,803)	5,262	(2,052)
Losses on investments	11,657	2,776	3,361	1,970
Amortization of deferred gain on Western Catarina Midstream Divestiture	(5,930)	(5,929)	(17,790)	(17,790)
Interest income	(1,130)	(163)	(3,400)	(670)
Adjusted EBITDAX(1)	$123,947	$98,858	$349,537	$234,585

(1)

UnSub component of Adjusted EBITDAX for the three months ended September 30, 2018 and 2017 was approximately 32 percent and 37 percent, respectively, and 36 percent and 35 percent for the nine months ended September 30, 2018 and seven months ended September 30, 2017, respectively.

* Financial information for 2017 has been recast to reflect retrospective application of the successful efforts method of accounting.

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SANCHEZ ENERGY CORPORATION

Non-GAAP Reconciliation – Adjusted Earnings (Loss)

We present Adjusted Earnings (Loss) attributable to common stockholders (“Adjusted Earnings (Loss)”), a non-GAAP financial measure, in addition to our reported net income (loss) in accordance with U.S. GAAP. This information is provided because management believes exclusion of the impact of the items included in our definition of Adjusted Earnings (Loss) below will help investors compare results between periods, identify operating trends that could otherwise be masked by these items and highlight the impact that commodity price volatility has on our results.  Adjusted Earnings (Loss) is not intended to represent cash flows for the period, nor is it presented as a substitute for net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP.  Our Adjusted Earnings (Loss) may not be comparable to similarly title measures of another company because all companies may not calculate Adjusted Earnings (Loss) in the same manner.  The following table presents a reconciliation of our net income (loss) to Adjusted Earnings (Loss) (in thousands, except per share data):

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	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017*	2018	2017*
Net income (loss)	$5,598	$35,824	$(34,204)	$104,548
Less:
Preferred stock dividends	(3,987)	(3,988)	(11,961)	(11,962)
Preferred unit dividends and distributions	(12,500)	(8,347)	(34,908)	(35,762)
Preferred unit amortization	(6,458)	(5,517)	(18,577)	(12,509)
Net income (loss) attributable to common shares and participating securities	(17,347)	17,972	(99,650)	44,315
Plus:
Net (gains) losses on commodity derivatives contracts	28,286	41,719	142,384	(56,777)
Net settlements received (paid) on commodity derivative contracts	(31,784)	10,527	(77,855)	14,800
Impairment of oil and natural gas properties	3,117	740	4,259	2,556
Non-cash stock-based compensation (benefit) expense	(1,399)	911	2,878	17,337
Acquisition and divestiture costs included in general and administrative	—	1,771	744	28,693
Gains on sale of oil and natural gas properties	—	(71,589)	(1,528)	(81,955)
(Gains) losses on other derivatives	736	(1,803)	5,262	(2,052)
Losses on investments	11,657	2,776	3,361	1,970
Amortization of deferred gain on Western Catarina Midstream Divestiture	(5,930)	(5,929)	(17,790)	(17,790)
Tax impact of adjustments to net loss (1)	—	—	—	572
Adjusted Loss	(12,664)	(2,905)	(37,935)	(48,331)
Adjusted Loss allocable to participating securities (2)	-	-	-	-
Adjusted Loss attributable to common stockholders	$(12,664)	$(2,905)	$(37,935)	$(48,331)

Weighted average number of shares used to calculate loss attributable to common stockholders - basic and diluted	82,073	77,453	81,597	74,531

(1)	The tax impact is computed by utilizing the company’s effective tax rate on the adjustments to reconcile net income (loss) to Adjusted Loss.
(2)	The company's restricted shares of common stock are participating securities.

* Financial information for 2017 has been recast to reflect retrospective application of the successful efforts method of accounting.

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SANCHEZ ENERGY CORPORATION

Non-GAAP Reconciliation – Adjusted Revenues

We present Adjusted Revenues, a non-GAAP financial measure, in addition to our reported Revenues in accordance with U.S. GAAP. The company defines Adjusted Revenues as follows: total revenues plus cash settled derivatives. The company believes Adjusted Revenues provides investors with helpful information with respect to the performance of the company's operations and management uses Adjusted Revenues to evaluate its ongoing operations and for internal planning and forecasting purposes.  Our Adjusted Revenues may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted Revenues in the same manner.  The following table presents a reconciliation of our total revenues to Adjusted Revenues (in thousands).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Total Revenues	$277,710	$184,806	$788,251	$494,353
Net settlements received (paid) on commodity derivative contracts	(31,784)	10,527	(77,855)	14,800
Adjusted Revenue	$245,926	$195,333	$710,396	$509,153

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SANCHEZ ENERGY CORPORATION

Non-GAAP Reconciliation – Base G&A Expense

The company presents Base G&A expense, a non-GAAP financial measure, in addition to reported G&A expense in accordance with GAAP.  The company has included Base G&A in this press release because this measure is commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period.  Our Base G&A may not be comparable to similarly titled measures of another company because all companies may not calculate Base G&A in the same manner.  The following table presents a reconciliation of our G&A to Base G&A (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Total general and administrative expense	$21,312	$14,665	$73,199	$111,843
Less:
Stock-based compensation (non-cash) - restricted stock benefit (expense)	1,399	(911)	(2,878)	(17,337)
Stock-based compensation - phantom units benefit (expense)	2,652	209	(1,467)	(13,756)
Acquisition and divestiture costs included in G&A	—	(1,771)	(744)	(28,693)
Base general and administrative expense	$25,363	$12,192	$68,110	$52,057

COMPANY CONTACT:

Kevin Smith

VP Investor Relations

(281) 925-4828

Cham King

Investor Relations & Capital Markets

(713) 756-2797

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